PRESS RELEASE
                                                                                                                                                                    Exhibit 99.1

Community Bancorp. Reports Earnings and Dividend

July 22, 2020	For immediate release

For more information, contact: Kathryn M. Austin, President & CEO at (802) 334-7915

Trading Symbol: CMTV
(Traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2020, of $2,842,310 or $0.54 per share compared to $2,419,298 or $0.46 per share for the second quarter of 2019. Year to date earnings for 2020 are $4,703,550 or $0.89 per share compared to $4,191,203 or $0.80 per share a year ago.

Total assets at June 30, 2020 were $822,980,551 compared to $737,955,319 at year end and $679,538,291 at June 30, 2019. The year-over-year asset growth has been driven by an increase in loans in the amount of $153.5 million offset by a decrease in cash of $5.6 million and a decrease in the investment portfolio of $3.5 million. The loan growth year over year is partly attributable to the origination of Paycheck Protection Program (PPP) loans. Community National Bank, the subsidiary of the Company, participated in the Paycheck Protection Program administered by the Small Business Association as part of the Coronavirus Aid, Relief and Economic Security (CARES) Act. As of June 30, 2020, Community National Bank originated 786 loans with a total of over $98.5 million.

Net interest income increased 4.0% and 3.2% for the quarter to date and year to date comparative periods. With the Federal Reserve’s 150 basis point reduction in short term interest rates in March, any increase in interest income for the quarter from loan volume was offset by a decrease in yields earned on loans resulting in a decrease in interest income of $70,981 for the second quarter of 2020 compared to the second quarter of 2019. The decrease in short term rates resulted in a decrease in rates paid on deposit accounts, borrowed funds and debentures for a decrease in interest expense of $340,044 for the quarter comparison period and $402,191 for the six months ended June 30, 2020 compared to the six months ended June 30, 2019.

Current year to date provision for loan losses was $684,002 compared to $354,169 for the same period in 2019. Increases to the provision were partially due to loan growth early in the year as well as adjustments to the qualitative factors used to estimate the allowance for loan losses, particularly factors related to the economic impact to borrowers from the COVID pandemic.

The Company reported increases in year to date non-interest income of $362,970 or 13.2% and $327,964 or 22.9% for the second quarter over the same periods in 2019. Contributing to the increase in non-interest income is an increase in income from fees related to mortgage banking activity due to an increase in originations and sales in the secondary market. The increase in these fees year over year were $304,977 or 131.6% for the first six months of 2020 and $267,601 or 207.9% for the quarter.

Non-interest expenses decreased for the first six months of 2020 $154,312 or 1.5% over the same period last year due in part to write downs of two OREO properties for a total of $95,008 in the second quarter of 2019 compared to a gain of $24,000 in the first six months of 2020. Also contributing to the decrease in non-interest expenses are decreases in travel expenses, marketing expenses, and consulting expenses as a direct result of the current pandemic situation.

President and CEO Kathryn Austin commented on the second quarter results. “During these unprecedented times, our bankers provided a sense of stability, ensuring access to essential banking services. We facilitated 786 PPP loans with an average loan size of $125,421, with 644, or 82% of those loans under $150,000. This was vital relief for small businesses and non-profit organizations in our communities. We provided consumers access to relief payments, information on assistance programs, and forbearance to borrowers.

We are pleased with the second quarter results. It is difficult to predict the long term effects of the pandemic on the economy, our borrowers, and the Company’s financial results. We will continue to support our customers and communities in the days ahead.

While the pandemic necessitated a pivot almost overnight to a work environment and delivery methods we had not experienced, our employees quickly adjusted, and we rightly assumed our role in the relief and recovery effort. I could not be more proud of our team and the amazing work they’ve done for our customers, shareholders and communities. It is a proud moment to be a community banker, and we are proud to be Vermont’s Community Bank.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable August 1, 2020 to shareholders of record as of July 15, 2020.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Vermont in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville, Enosburg Falls, Burlington and Lebanon, NH.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.